Exhibit 10.1

IDEANOMICS, INC.

May 20, 2020

Holder of 10% Senior Secured Convertible Debentures

Re:	Amendment and Waiver of Convertible Debentures

Dear Holder:

Reference is made to the following securities of Ideanomics, Inc. (the “Company”) beneficially owned by you (the “Holder”): (i) the 10% Senior Secured Convertible Debenture issued on February 22, 2019 (“February 2019 Debenture”), (ii) the 10% Original Issue Discount Senior Convertible Debenture, issued on September 27, 2019, as amended (the “September 2019 Debenture”), (iii) the 10% Senior Secured Convertible Debenture issued on October 29, 2019 (“October 2019 Debenture”), (iv) the 10% Senior Secured Convertible Debenture issued on November 8, 2019 (“November 8, 2019 Debenture”), (v) the 10% Senior Secured Convertible Debenture issued on November 13, 2019 (“November 13, 2019 Debenture”), (vi) the 10% Senior Secured Convertible Debenture issued on November 27, 2019 (the “November 27, 2019 Debenture” and together with the aforementioned debentures, the “Debentures”), (vii) the Series A Common Stock Purchase Warrants issued on February 22, 2019 (“Series A Warrants”), (viii) the Series A-2 Common Stock Purchase Warrants issued on September 27, 2019 (the “Series A-2 Warrants”), (ix) the Series A-3 Common Stock Purchase Warrant issued on October 29, 2019 (the “Series A-3 Warrants”), (x) the Series A-4 Common Stock Purchase Warrant issued on November 8, 2019 (the “Series A-4 Warrants”), (viii) a Series A-5 Common Stock Purchase Warrant issued on November 13, 2019 (the “Series A-5 Warrants”) and (ix) a Series A-6 Common Stock Purchase Warrant issued on November 27, 2019 (the “Series A-6 Warrants” and together with the aforementioned warrants, the “Warrants”). You agree to waive any right to have the Exercise Price of the Warrants and Conversion Price of the Debentures (which shall include all currently outstanding Warrants and Debentures you have with respect to the Company) adjusted solely in connection with one or more drawdowns from time to time on or before June 1, 2020 of up to, in the aggregate, $3,000,000 (the “Financing”) pursuant to the Company’s stock equity distribution line (“SEDL”); provided, however, that this waiver shall only apply to draw downs during such period for an effective net per share price to the Company of $0.36 or greater, subject to adjustment for reverse and forward stock splits and the like. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Debentures and Warrants.

The Company hereby agrees to permanently reduce the Conversion Price of $1 million principal amount of Debentures held by the Holder to the lowest price per share for shares sold pursuant to the Financing, subject to adjustment thereunder (“Adjusted Price”). On or before 5 p.m. ET on June 1, 2020, the Company shall provide the Holder with a written representation from the Company’s Chief Financial Officer as to the Adjusted Price. The Holder, in its sole discretion by written notice to the Company, may indicate which Debentures are so adjusted.

The Company shall reimburse the Holder $10,000 upon the execution of this agreement for its legal fees and expenses incurred in connection with the drafting and negotiation of this agreement.

On or before 9:00 am ET on May 21, 2020, the Company shall issue a press release or file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereunder. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Debentures shall be issued free of any legends or restrictions on resale by Holder and all of the Conversion Shares shall be delivered electronically through the Depository Trust Company within 1 Business Day of the date the Company receives the Notice of Conversion (or, with respect to Conversion Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within 2 Business Days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Debentures, including but not limited to the obligations to deliver the Conversion Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Conversion (including but not limited to any liquidated damages and compensation in the event of late delivery of the Conversion Shares).

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holder or any other holders of Debentures and Warrants to Purchase Common Stock of the Company (each, an “Other Holder”) under any other agreement related to the conversion of debentures or exercise of such warrants (“Other Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Agreement. Additionally, the Company represents and warrants to the Holder that no other consideration has been paid to any other part to waive or consent to the Financing or the transactions contemplated hereunder. Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Other Holder with respect to any Other Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holder and this letter agreement. If, and whenever on or after the date hereof, the Company enters into an Other Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Agreement, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each Other Agreement.

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To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company by e-mail at:apoor@ideanomics.com on or before 5 p.m. Eastern on May 20, 2020.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

IDEANOMICS, INC.

By:
Name: Alfred Poor
Title: Chief Executive Officer

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Conversion Shares:

DTC Instructions: